                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant     [X]

Filed by a Party other than the Registrant     [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss.240.14a-12


                            Milestone Scientific Inc.
            ---------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

                            MILESTONE SCIENTIFIC INC.

    Notice of Special Meeting of Stockholders to be held on December 9, 2003

                             -----------------------

     A Special Meeting of Stockholders of Milestone Scientific Inc. (the "Company") will be held at the offices of Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, Suite 1401, New York, New York 10022 on Tuesday, December 9, 2003 at 9:00 a.m., Eastern Standard Time, for the purpose of considering and acting upon the following:

     1. Approval of one or more amendments to the Company's Certificate of Incorporation to effect one or more reverse stock splits of its common stock with an aggregate ratio of no greater than one-for-ten at any time prior to December 31, 2004, at the sole discretion of the Company's board of directors, in connection with an underwritten public offering by the Company.

     2. Any and all matters incident to the foregoing, and such other business as may legally come before the meeting and any adjournments or postponements thereof.


     The Board of Directors has fixed the close of business on November 7, 2003 as the record date for determining the stockholders having the right to notice of and to vote at the meeting.

                                       By order of the Board of Directors


                                       Leonard Osser
                                       Chairman of the Board

Livingston, New Jersey
November 10, 2003


--------------------------------------------------------------------------------

IMPORTANT:   Every stockholder, whether or not he, she or it expects to attend the special meeting in person, is urged to execute the Proxy and return it promptly in the enclosed business reply envelope.

             Sending in your Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.

             We would appreciate your giving this matter your prompt attention.

                            MILESTONE SCIENTIFIC INC.

                                -----------------

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD DECEMBER 9, 2003

                                -----------------

     Proxies in the form enclosed with this statement are being solicited by us to be used at the Special Meeting of Stockholders to be held at the offices of Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, Suite 1401, New York, New York 10022 on Tuesday, December 9, 2003 at 9:00 a.m., Eastern Standard Time, for the purposes set forth in the Notice of Meeting and this Proxy Statement. Our principal executive offices are located at 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039. The approximate date on which this statement and the accompanying proxy will be mailed to stockholders is November 10, 2003.

                          THE VOTING AND VOTE REQUIRED

     On the record date for the meeting, November 7, 2003, there were outstanding 18,226,732 shares of our common stock, par value $.001 per share (the "Common Stock"), each of which will be entitled to one vote and 25,365 shares of Series A Preferred Stock, each entitled to one vote per each share of Common Stock into which it is convertible. Each Series A Share is presently convertible into 13,142 shares of Common Stock. The Series A Shares and the shares of Common Stock vote together as one class.

     Approval of one or more amendments to our Certificate of Incorporation to effect one or more reverse stock splits of the Common Stock will require the affirmative vote of a majority of all outstanding shares of Common Stock entitled to vote on this proposal.

     All shares represented by valid Proxies will be voted in accordance with the instructions contained therein. In the absence of instructions, Proxies will be voted FOR each of the stated matters being voted on at the meeting. A Proxy may be revoked by the stockholder giving the Proxy at any time before it is voted, either by oral or written notice, and a prior Proxy is automatically revoked by a stockholder giving a subsequent Proxy or attending and voting at the meeting. Attendance at the meeting, however, in and of itself does not revoke a prior Proxy. Shares represented by Proxies marked "ABSTAIN" on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned Proxies ("broker non-votes"), those shares will not be included in the vote totals. Accordingly, a high number of abstentions and broker non-votes may negatively effect our ability to obtain approval of a proposal when approval requires an affirmative vote of a majority of all outstanding shares of Common Stock entitled to vote.

        APPROVAL OF ONE OR MORE AMENDMENTS TO MILESTONE'S CERTIFICATE OF INCORPORATION TO EFFECT ONE OR MORE REVERSE STOCK SPLITS OF ITS COMMON
   STOCK WITH AN AGGREGATE RATIO NO GREATER THAN ONE-FOR-TEN AT ANY TIME PRIOR
      TO DECEMBER 31, 2004, AT THE SOLE DISCRETION OF MILESTONE'S BOARD OF DIRECTORS, IN CONNECTION WITH AN UNDERWRITTEN PUBLIC OFFERING BY MILESTONE

GENERAL

     On October 8, 2003, our Board of Directors (the "Board") unanimously adopted a resolution, subject to stockholder approval, to amend our Certificate of Incorporation to effect one or more reverse splits of the Common Stock. The aggregate ratio of the reverse stock splits that the Board approved and deemed advisable and for which it is seeking stockholder approval would not be greater than one new share for ten old shares. The Board, in its sole discretion, will determine the exact ratio of each reverse stock split, after taking into account the considerations described below, but in no event would the aggregate ratio of the reverse splits exceed one-for-ten. The Board would also have the discretion not to take any action.

     We would implement the reverse stock splits only in connection with an underwritten public offering by us described below (the "Offering"). The Board will determine the exact ratio of each reverse stock split based on the advice of the underwriter of the Offering (the "Underwriter"). The Board's decision will take into account the impact of price on the Underwriter's ability to market the securities to be sold in the Offering and the possibility of price erosion in the interval between the date the split is implemented and the effective date of the Offering as well as any other factors it deems relevant. If the Board determines that it is advantageous to implement one or more reverse stock splits, it would do so before the effective date of the Offering. However, implementation of one or more splits does not guarantee that the Offering will occur.

     If our stockholders approve this proposal and the Board decides to implement one or more reverse stock splits, we will file a separate Certificate of Amendment (as described below) with the Secretary of State of the State of Delaware to effect the reverse split of the shares of Common Stock then issued and outstanding at the specific ratio determined by the Board for each split, but in no event would the aggregate ratio of the reverse splits exceed one-for-ten. None of the reverse stock splits, if implemented, would change the number of authorized shares or the par value of Common Stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of Common Stock outstanding immediately prior to any reverse stock split.

REASONS FOR THIS PROPOSAL

     The principal purpose of reverse splitting our stock is to facilitate the Offering, which, we believe, is necessary to maintain our listing on the American Stock Exchange (the "AMEX"). In order to maintain that listing, we must, among other requirements, maintain stockholders' equity of at least $6 million.

     On May 2, 2002, we received a letter from the AMEX advising us that we have fallen below the stockholders' equity criterion and requesting that we submit a recovery plan detailing any actions we have taken, or planned to take within the next 18 months to bring us into compliance. On June 10, 2002, and as supplemented on August 14, 2002, we submitted a detailed recovery plan to the AMEX demonstrating how we expect to meet this requirement. On August 23, 2002, the AMEX advised us that they had determined that the plan makes a reasonable demonstration of our ability to regain compliance with the continued listing standards by December 31, 2003. The plan submitted to AMEX contemplates a public offering of equity securities before the end of 2003.

     The proposed Offering is the type of offering contemplated by the plan. The Underwriter had advised us that the Offering is more likely to succeed if the market price of a share of our Common Stock is at least $4.00 per share. On October 30, 2003, the market price of a share of our Common Stock was $2.38. However, before our stock price began its recent rise, it has been as low as $.14. If the price continues to rise, it may not be necessary to implement any reverse stock split. On the other hand, if the price of a share of our Common Stock remains at its current level or begins to fall, it is likely that we would have to implement one or more reverse stock splits to facilitate the Offering.

     We believe that maintaining our listing on AMEX is in both our and our stockholders' best interests. First, we believe that prospective investors will view an investment in us more favorably if our stock is listed on AMEX as opposed to the over-the-counter market. This will enhance our access to capital and increase our flexibility in responding to anticipated capital requirements. Second, we believe that the current per share price level of the Common Stock has reduced the effective marketability of the Common Stock because of the reluctance of many leading brokerage firms to maintain active analyst coverage of low-priced stocks, to recommend low-priced stocks to their clients or to even deal in low price stocks. In addition, since brokerage commissions on low-priced stock may represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commission, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. Also, some investors may view low-priced stock as speculative and unattractive, although some other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. Such a limited stockholder base may have the undesirable effect of artificially limiting demand for the Common Stock, thus depressing the stock price. For all of the above reasons, the Board believes that reverse splitting our stock is in both of our and our stockholders' best interests.

     Since it is not absolutely certain at this time that even one reverse split will be necessary or, if necessary, what the ratio should be, the Board believes that it should have maximum flexibility to determine the timing and the exact ratio of each reverse stock split. This will allow the Board to move expeditiously if and when the Underwriter advises the Board that the Offering should be launched. If the Board does not have that flexibility, it will result in a delay and possible loss of market opportunity.

     As discussed, a reverse stock split will only be implemented if the Board determines that a reverse stock split is in both the best interests of the Company and its stockholders. In connection with any determination to effect a reverse stock split, the Board will set the timing for such a split and select the specific ratio of the reverse stock split. These determinations will be made by the Board to create the greatest marketability of our Common Stock based on prevailing market conditions at that time. No further action on the part of stockholders will be required to either implement or abandon a reverse stock split. If the Board does not implement a reverse stock split prior to December 31, 2004, the authority granted in this proposal to implement one or more reverse stock splits on these terms will expire. The Board reserves its right to elect not to proceed with any reverse stock splits if it determines, in its sole discretion, that a split is no longer in our best interests and those of our stockholders.

THE OFFERING

     On November 8, 2003, we filed with the Securities Exchange Commission a registration statement on Form S-2 (the "Registration Statement"). The Registration Statement covers the sale of 1,000,000 units (1,150,000 units if the underwriter exercises the over-allotment option in full), each unit consisting of two shares of Common Stock and one warrant to purchase one share of Common Stock at an exercise price equal to 75% of the unit offering price (each a "Unit" and collectively, the "Units"). The warrants included in the units (the "Warrants") are exercisable at any time after they become separately tradable until their expiration date, five years after the date of the closing of the Offering. Some or all of the Warrants may be redeemed by us at a price of $0.01 per Warrant, by giving not less than 30 days notice to the holders of the Warrants, which we may do at any time after the closing price for our Common Stock on the principal exchange on which it trades (i.e., AMEX) has equaled or exceeded 100% of the Unit offering price. The Common Stock included in the Units and the Warrants will trade only as a Unit for 30 days following the closing date of the Offering, unless the underwriter determines that separate trading should occur earlier. After that date, the Common Stock included in the Units and the Warrants will trade separately. The size of the Offering, the number of Units to be sold, the price per Unit, the securities included in the Units and the exercise price of the Warrants are all subject to change.

     As currently contemplated, the gross proceeds from the Offering are expected to be $8,000,000 and the net proceeds, after taking into account underwriting discounts and commissions and estimated offering expenses, is expected to be $6,500,000 As set forth in the Registration Statement, we will use the net proceeds of the Offering to repay indebtedness, including indebtedness to an affiliate, to contract-manufacture equipment used in our business and for other capital expenditures, to pay sales and marketing and personnel expenses, to increase our inventory and for miscellaneous working capital. We will retain broad discretion in the allocation of the net proceeds within the categories set forth above. The amounts actually expended within these categories may vary significantly and will depend on a number of factors, including our rate of revenue growth, cash generated by operations, evolving business needs and the other factors.

PRINCIPAL EFFECTS OF A REVERSE STOCK SPLIT

     In general, a reverse stock split combines the outstanding shares of Common Stock into a fewer number of shares. A share of Common Stock outstanding after giving effect to a reverse stock split should trade at a higher price per share than a share of Common Stock outstanding before giving effect to the reverse stock split. However, we cannot assure that there will not be price erosion after a reverse stock split is implemented. If that happens, the value of your holdings will decrease.

     Corporate Matters. If approved and effected, reverse splitting our Common Stock would have the following aggregate effects:

          o depending on the exact reverse stock split ratio or ratios, if more than once, selected by the Board, in the aggregate, up to ten shares of Common Stock outstanding before the reverse stock split ("Old Shares") owned by a stockholder would be exchanged for one share of Common Stock after the reverse stock split or splits, if more than one ("New Shares");

          o the number of shares of Common Stock issued and outstanding will be reduced proportionately based on the aggregate reverse stock split ratio selected by the Board;

          o based on the aggregate reverse stock split ratio selected by the Board, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of Common Stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding any reverse stock split;

          o the number of shares reserved for issuance under our existing stock option plan will be reduced proportionately based on the aggregate reverse stock split ratio selected by the Board.

          o The number of Old Shares into which our Series A Shares are convertible would be proportionately adjusted into an equivalent number of New Shares.

     If approved and effected, a reverse stock split will be effected simultaneously for all Common Stock and the ratio will be the same for all Common Stock. A reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us, except to the extent that a reverse stock split results in any of our stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. The cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than up to ten shares, depending on the aggregate ratio for the reverse stock splits selected by the Board. This, however, is not the purpose for which we are effecting a reverse stock split. Common Stock issued pursuant to a reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

     Capitalization. As of November 7, 2003 we had 18,226,732 shares issued and outstanding. The chart below sets forth the number of shares that will be issued and outstanding assuming one or more reverse stock splits are effected, at various aggregate ratios.

            AGGREGATE RATIO       NUMBER OF SHARES ISSUED AND OUTSTANDING
            ---------------       ---------------------------------------
            one-for-two                          9,113,366
            one-for-three                        6,075,577
            one-for-four                         4,556,683
            one-for-five                         3,645,346
            one-for-six                          3,037,788
            one-for-seven                        2,603,818
            one-for-eight                        2,278,341
            one-for-nine                         2,025,192
            one-for-ten                          1,822,673

     Fractional Shares. No scrip or fractional certificates will be issued in connection with a reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the aggregate ratio selected by the Board for a reverse stock split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the market price per New Share at the time of payment. On behalf of the holders who would otherwise be entitled to receive a fractional share our transfer agent will aggregate all fractional shares and sell them, at the then prevailing prices on the open market, as soon as practicable after the effective time of a reverse stock split.

     The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where they reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

     If approved and effected, the potential aggregate impact of reverse splitting our Common Stock will result in some stockholders owning "odd lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares.

     Authorized Shares. A reverse stock split would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock. Upon the effectiveness of a reverse stock split, the number of authorized shares of Common Stock available for issuance would increase due to the reduction in the number of shares of Common Stock issued and outstanding based on the reverse stock split ratio selected by the Board. As of November 7, 2003, we had 50,000,000 shares of Common Stock authorized and 18,226,732 shares of Common Stock issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of Common Stock will be diluted.

     Accounting Matters. A reverse stock split will not affect the par value of Common Stock. As a result, as of the effective time of a reverse stock split, the stated capital on our balance sheet attributable to Common Stock will be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Common Stock will be restated because there will be fewer shares of Common Stock outstanding.

     Potential Anti-Takeover Effect. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of Milestone with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders. Other than the reverse stock split proposal, the Board does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of us.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

     If the stockholders approve the proposed amendment and the Board decides to implement one or more reverse stock splits on or prior to December 31, 2004, we will file a separate Certificate of Amendment each time (the "Amendment") with the Secretary of State of the State of Delaware to amend our then existing Certificate of Incorporation. The reverse stock split will become effective at the time specified in the Amendment, which is referred to below as the "effective time." Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares. The text of the Amendment to effect the reverse stock split, if implemented by the Board, would be in substantially the form attached hereto as Appendix I; provided, however, that the text of the form of Amendment attached hereto is subject to modification to include changes that may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the reverse stock split, including the insertion of the effective time and the applicable reverse stock split ratio determined by the Board.

     As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal we send to our stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

NO DISSENTERS' RIGHTS

     Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters' rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

     The following is a summary of certain material federal income tax consequences of a reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of a reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with his or her own tax advisor with respect to the tax consequences of a reverse stock split.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to a reverse stock split. The aggregate tax basis of the New Shares received in a reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged. In general, stockholders who receive cash in exchange for their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

     Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF ONE
           OR MORE AMENDMENTS TO MILESTONE'S CERTIFICATE OF
       INCORPORATION TO EFFECT ONE OR MORE REVERSE STOCK SPLITS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common shares as of the date of this prospectus by:

     o each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding common shares;

     o    each of our directors;

     o    each executive officer named in the summary compensation table above;
          and

     o    all of our directors and executive officers as a group.

     The following table does not take into account any common shares sold as a result of the exercise of the over-allotment option granted to the underwriters. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of the common shares owned by them. The individual shareholders have furnished all information concerning their respective beneficial ownership to us.

                                                        SHARES OF
                                                       COMMON STOCK
                                                       BENEFICIALLY           PERCENTAGE OF
NAME OF BENEFICIAL OWNER (1)                             OWNED (2)              OWNERSHIP
-------------------------------------------------------------------------------------------
Executive Officers and Directors
Leonard Osser........................................  3,970,174(3)            20.98%
Stuart J. Wildhorn...................................     40,333(4)                *
Thomas M. Stuckey....................................     62,967(5)                *
Paul Gregory.........................................     32,422(6)                *
Leonard M. Schiller..................................     32,572(7)                *
Jeffrey Fuller.......................................     20,000(8)                *
Leslie Bernhard......................................     20,000(9)                *
All Directors & Officers as a group..................  4,178,468(10)           21.84%

5% and Greater Stockholders

K. Tucker Andersen...................................  3,934,682(11)           21.67%

Cumberland Associates, LLC...........................  1,980,775(12)           10.87%

Gintel Asset Management, Inc.........................  1,347,000(13)            7.39%

----------
     o    Less than 1%

(1) The addresses of the persons named in this table are as follows: Leonard A. Osser, Stuart Wildhorn and Thomas M. Stuckey are all at 220 South Orange Avenue, Livingston Corporate Park, Livingston, NJ 07039.; Paul Gregory, Innovative Programs Associates Inc., 370 E. 76th Street, New York, New York 10021; Leonard M. Schiller, Schiller, Klein & McElroy, P.C., 33 North Dearborn Street, Suite 1030, Chicago, Illinois 60602; Jeffrey Fuller, Eagle Chase, Woodbury, NY 11797; Leslie Bernhard, AdStar, Inc., 4553 Glencoe Avenue, Suite 325, Marina del Rey, California 90292; K. Tucker Andersen, c/o Cumberland Associates LLC, 1114 Avenue of the Americas, New York, New York 10036; Cumberland Associates LLC, 1114 Avenue of the Americas, New York, New York 10036; and Gintel Asset Management, Inc., 6 Greenwich Office Park, Greenwich, CT 06831.

(2) A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this proxy statement upon the exercise of options and warrants or conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within 60 days from the filing of this report have been exercise or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned. All percentages are determined based on the number of all shares, including those underlying options exercisable within 60 days from the filing of this proxy statement held by the named individual, divided by 18,226,732 outstanding shares on November 7, 2003 and those shares underlying options exercisable within 60 days from the filing of this proxy statement, held by the named individual.

(3) Includes (i) 614,183 shares issuable upon exercise of stock options within 60 days of the date hereof, which until January 31 are exercisable at $1.00,and beginning February 1, 2004 will be exercisable at $2.00, (ii) warrants immediately exercisable to purchase 35,714 shares at $1.75 per share and (iii) option for 50,000 shares exercisable at $1.00 per share within 60 days .

(4) Includes 33,333 shares subject to stock options, exercisable within 60 days of the date hereof at $2.50 per share and 7,000 shares subject to stock options, exercisable within 60 days of the date hereof at $.75 per share.

(5) Includes 21,000 shares subject to stock options, exercisable within 60 days of the date hereof at $3.00 per share and 25,000 shares subject to stock options, exercisable within 60 days of the date hereof at $2.1875 per share, 6,667 shares subject to stock options exercisable within 60 days of the date hereof at $2.50 per share and 7,000 shares subject to stock options exercisable within 60 days of the date hereof at $.75 per share. Mr. Stuckey disclaims beneficial ownership of (i) 10,000 shares, which are held by his wife as custodian for their children, and (ii) 1,700 shares which are owned by his wife in her IRA.

(6) Includes 150 shares held by Mr. Gregory's wife, 12,422 shares subject to stock options, exercisable within 60 days of the date hereof at $2.1875 per share and 20,000 subject to stock options, exercisable within 60 days of the date hereof at $.50 per share.

(7) Includes 12,422 shares subject to stock options, exercisable within 60 days of the date hereof at $2.1875 per share and 20,000 subject to stock options, exercisable within 60 days of the date hereof at $.50 per share.

(8) Includes 20,000 shares subject to stock options, exercisable within 60 days of the date hereof at $.50 per share.

(9) Includes 20,000 shares subject to stock options, exercisable within 60 days of the date hereof at $.50 per share

(10) Includes 734,361 shares subject to stock options, 35,714 shares subject to warrants all of which are exercisable within sixty (60) days of the date hereof and 92,000 shares to which he has shared voting and dispositive power.

(11) Based solely upon an amendment to Schedule 13D filed by K. Tucker Andersen with the Securities and Exchange Commission on October 10, 2003.

(12) Based solely upon the Statement of Changes in Beneficial Ownership on Form 4 filed by Cumberland Associates, LLC with the Securities and Exchange Commission on November 5, 2003.

(13) Includes 555,000 shares held by Gintel Asset Management and 792,000 shares held by Robert Gintel Florida Intangible Tax Trust. Excludes 110,000 shares owned by Barbara Gintel (Robert Gintel's spouse) and 150,000 shares owned by Gintel Partners Fund.

     All of the common shares set forth in the above table are covered by lock-up agreements prohibiting their sale, assignment or transfer for 90 days following the date of this prospectus without the prior written consent of the representative.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In December 2001, the Company reached an agreement with Mr. Osser to satisfy $491,346 of his deferred compensation through the issuance of 614,183 units, each unit consisted of one share of Milestone common stock and one warrant to purchase an additional share of each stock. These units were issued to Mr. Osser in January 2002.

     On October 2, 2003, Milestone issued 400,454 shares of common stock to Mr. Osser, his share in approximately $5 million of indebtedness satisfied on the same basis in repayment of 6%/12% notes in the aggregate principal and interest amount of $404,638.

     In April 2000, Mr. Osser provided Milestone with a $200,000 line of credit which is payable on January 2, 2003. On October 9, 2003 we reached an agreement to satisfy $448,356 of debt and accrued interest and $336,000 of deferred compensation due to Mr. Osser, through the issuance of units, similar to the units offered in this offering, on the later of January 2, 2004 or the effective date of this offering. The units will be issued at the same price as offered in this offering.

     We have adopted a policy that, in the future, the audit committee must review all transactions with any officer, director or 5% shareholder.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the best of our knowledge, based solely on review of the copies of such forms furnished to us, or written representations that no other forms were required, we believe that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) shareholders were complied with during 2002.


                                 MISCELLANEOUS

OTHER MATTERS

     We know of no matter other than the foregoing to be brought before the Special Meeting of Stockholders, but if such other matters properly come before the meeting, or any adjournment thereof, the persons named in the accompanying form of Proxy will vote such Proxy on such matters in accordance with their best judgment.

REPORTS AND FINANCIAL STATEMENTS

     The following information is hereby incorporated by reference and is deemed part of this proxy statement:

          (i) The audited financial statements from our Annual Report to Stockholders for the fiscal year ended December 31, 2002; and

          (ii) The unaudited financial statements and the information set forth under the caption "Management's Discussion and Analysis or Plan of Operations"; from our quarterly report on form 10-QSB for the fiscal quarter ended June 30, 2003.

     Upon written or oral request, we will provide, without charge, each person to whom a copy of this proxy statement is delivered, a copy of any document incorporated by reference in this proxy statement (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Milestone Scientific Inc., 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039, (973) 535-2717 Attention: Thomas Stuckey, Chief Financial Officer.

SOLICITATION OF PROXIES

     We will beat the entire cost of the solicitation of proxies. Proxies may be solicited by telephone, telegraph, mail or personal interview, by our directors, officers and regular employees, without extra compensation. Solicitation is not to be made by specifically engaged employees or paid solicitors. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxies and proxy material to the beneficial owners of its Common Stock.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at our 2004 Annual Meeting, must be received by us no later than March 1, 2004 in order to be included in our proxy statement related to that meeting. Such proposals should be addressed to Thomas M. Stuckey, Chief Financial Officer, Milestone Scientific Inc., 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039.


ACCOUNTING MATTERS

     J.H. Cohn LLP served as our independent accountants for the year ended December 31, 2002. The J.H. Cohn LLP report included in this Proxy Statement relates to our historical financial information for the year ended December 31, 2002.

        EVERY STOCKHOLDER, WHETHER OR NOT HE OR SHE EXPECTS TO
           ATTEND THE SPECIAL MEETING IN PERSON, IS URGED TO
            EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE
                   ENCLOSED BUSINESS REPLY ENVELOPE.

                                       By order of the Board of Directors

                                       Leonard Osser
                                       Chairman of the Board

Livingston, New Jersey
November 10, 2003

                                   APPENDIX I
                           CERTIFICATE OF AMENDMENT OF

                        THE CERTIFICATE OF INCORPORATION

                                       OF

                           MILESTONE SCIENTIFIC, INC.

        (PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW)

                          ----------------------------

     It is hereby certified that:

     1. The name of the corporation is Milestone Scientific Inc (the "Corporation").

     2. The Certificate of Incorporation of the Corporation was filed by the Department of State on August 17, 1989 (under the name "U.S. Opportunity Search, Inc.") and subsequent amendments thereto were filed on July 13, 1995, December 6, 1996 and, December 17, 1997.

     3. The Certificate of Incorporation of the Corporation is hereby amended to effect a reverse split of the Corporation's issued and outstanding shares of common stock, without changing the par value per share.

     4. To accomplish the foregoing amendment, Article FOURTH of the Certificate of Incorporation is amended to include the following:

          "Upon this Certificate of Amendment of the Certificate of Incorporation of the Corporation becoming effective pursuant to the Delaware General Corporation Law (the "Effective Time"), every [in the range of two (2) to ten (10) to be determined by the Board] shares of the Corporation's common stock, par value $.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically converted into one share of common stock, par value $.001 per share, of the Corporation (the "New Common Stock").

          Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reverse split of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporation's transfer agent, as agent for, the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders' stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

          Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been convertible (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been convertible, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph."

     5. The Amendment herein certified have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     6. This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.


Executed on this      day of ________ 2003




                                                     -----------------------

                      APPENDIX II (FORM OF PROXY)
                       MILESTONE SCIENTIFIC INC.
                               P R O X Y
                FOR SPECIAL MEETING OF THE STOCKHOLDERS
                           DECEMBER 9, 2003
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Leonard Osser and Thomas M. Stuckey, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Special Meeting of the Stockholders of Milestone Scientific Inc. ("Company") to be held at the offices of Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, Suite 1401, New York, New York 10022, on Tuesday, December 9, 2003 at 9:00 a.m., Eastern Standard Time and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may come before the meeting.

Please mark "X" your votes as indicated:


Approval of grant of discretionary authority to the Company's board of directors to implement one or more amendments to the Company's certificate of incorporation to effect one or more reverse stock splits of the Company's common stock with an aggregate ratio of not more than one-for-ten at any time prior to December 31, 2004.

FOR [ ]   AGAINST [ ]   ABSTAIN [ ]


                              (Continued, and to be signed, on the Reverse Side)
--------------------------------------------------------------------------------
                                    FOLD HERE


--------------------------------------------------------------------------------
THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Special Meeting.

                                       Dated:                             , 2003


                                       -----------------------------------------
                                                Signature of Stockholder


                                       -----------------------------------------
                                                Signature of Stockholder

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

IMPORTANT-PLEASE FILL IN, SIGN AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.